Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-216286

Pricing Supplement dated April 25, 2017 (To Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes (Structured Notes)

$2,875,000 Buffered Enhanced Return Notes Linked to a Select Sector SPDR® Basket due April 28, 2021

Issuer:	Canadian Imperial Bank of Commerce

Pricing Date:	April 25, 2017

Issue Date:	April 28, 2017

Valuation Date:	April 21, 2021

Maturity Date:	April 28, 2021

Basket:

An approximately equally weighted basket of three SPDR® Select Sector exchange traded funds comprised of the Financial Select Sector SPDR® Fund, the Energy Select Sector SPDR® Fund and the Technology Sector SPDR® Fund (each, a “Basket Component”)

Basket Component	Bloomberg Ticker Symbol	Initial Component Weighting	Initial Fund Value	Component Ratio	Initial Basket Value Contribution
Financial Select Sector SPDR® Fund	XLF	33.34%	23.89	1.39556300	33.34%
Energy Select Sector SPDR® Fund	XLE	33.33%	68.77	0.48465901	33.33%
Technology Select Sector SPDR® Fund	XLK	33.33%	54.08	0.61630917	33.33%
				Starting Value	100.00

Participation Rate:	150.00%

Threshold Value:	90.00% of the Starting Value

Buffer Percentage:	10.00%

Capped Value:	$1,400.00 per note (corresponding to a maximum return of 40.00%)

Payment at Maturity:	If you hold your Notes to maturity, you will receive (in each case, subject to our credit risk) a cash payment per $1,000 principal amount Note that you hold calculated as follows:

•                   If the Ending Value is equal to or greater than the Starting Value, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Basket Return x Participation Rate)], subject to a maximum return of $1,400.00 per Note

•                   If the Ending Value is less than the Starting Value but the Basket Return is equal to or greater than -10.00%, you will receive a cash payment of $1,000 per $1,000 principal amount Note

•                   If the Basket Return is less than -10.00%, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Basket Return + Buffer Percentage)]

If the Ending Value declines by more than 10.00% from the Starting Value, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Return falls below -10.00%. You may lose up to 90.00% of the principal amount of your Notes.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public(1)(2)	Agent’s Commission(3)(4)	Proceeds to Issuer(3)
Per Note	$1,000.00	100.00%	4.50%	95.50%
Total	$2,875,000.00	$2,875,000.00	$129,375.00	$2,745,625.00

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $955.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is $946.70 per Note. The estimated value is less than the principal amount of the Notes. See “The Bank’s Estimated Value of the Notes” on page PRS-38 of this Pricing Supplement.

(3)          CIBC World Markets Corp. will receive commissions from the Issuer of up to 4.50% of the principal amount of the Notes, or up to $45.00 per $1,000 principal amount. CIBC World Markets Corp. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by CIBC World Markets Corp. will be equal to the selling concession paid to such dealers. Dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions or fees or commissions, as described above. In such circumstances, CIBC World Markets Corp. will also forgo some or all commissions paid to it by the Issuer.

(4)          In addition to the selling concessions and fees described above, CIBC World Markets Corp. may pay additional marketing, structuring, referral or other fees (collectively, “Other Fees”) of up to 0.75% of the principal amount per Note in connection with the distribution of the Notes by certain dealers participating in such distribution. With respect to each dealer participating in the distribution of the Notes, in no case will the sum of (a) the selling commissions and fees paid to that dealer and (b) the amount of Other Fees, if any, paid in connection with the distribution of Notes by that dealer exceed 4.50% of the principal amount per Note.

Terms of the Notes, Continued

Basket Return:	The performance of the Basket from the Starting Value to the Ending Value, calculated as follows:

Ending Value – Starting Value
Starting Value

Starting Value:	100.00, set to 100.00 on the Pricing Date.

Ending Value:	The value of the Basket on the Valuation Date.

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Calculation Agent:	Canadian Imperial Bank of Commerce

CUSIP/ISIN:	13605WCV1 / US13605WCV19

The Notes are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the Notes are subject to the credit risk of Canadian Imperial Bank of Commerce. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these Notes or determined if this Pricing Supplement or the accompanying Prospectus Supplement and Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks.  See the “Risk Factors” sections in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus.

CIBC World Markets Corp. or one of our other affiliates may use this Pricing Supplement in a market-making transaction in a security after its initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this Pricing Supplement is being used in a market-making transaction.

The Notes are new issues of securities with no established trading market. We do not intend to list the Notes on any securities exchange or automated quotation system.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about April 28, 2017 against payment in immediately available funds.

CIBC World Markets

ABOUT THIS PRICING SUPPLEMENT

You should read this Pricing Supplement together with the Prospectus dated March 28, 2017 (the “Prospectus”) and the Prospectus Supplement dated March 28, 2017 (the “Prospectus Supplement”), relating to our Senior Global Medium-Term Notes (Structured Notes), of which these Notes are a part, for additional information about the Notes. Information in this Pricing Supplement supersedes information in the Prospectus Supplement and Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the Prospectus Supplement or the Prospectus.

You should rely only on the information contained in or incorporated by reference in this Pricing Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus. This Pricing Supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this Pricing Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus, and in the documents referred to in this Pricing Supplement, the Prospectus Supplement and the Prospectus and which are made available to the public. We have not, and CIBC World Markets Corp. (“CIBCWM”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and CIBCWM is not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this Pricing Supplement, the accompanying Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this Pricing Supplement, nor the accompanying Prospectus Supplement, nor the accompanying Prospectus constitutes an offer, or an invitation on our behalf or on behalf of CIBCWM, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this Pricing Supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                  Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017 filed with the SEC on March 28, 2017: https://www.sec.gov/Archives/edgar/data/1045520/000110465917019619/a17-8647_1424b3.htm

PRS-1

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this Pricing Supplement, the Prospectus Supplement dated March 28, 2017and the Prospectus dated March 28, 2017, each filed with the SEC. See “About This Pricing Supplement” in this Pricing Supplement.

Issuer:	Canadian Imperial Bank of Commerce (the “Issuer” or the “Bank”)

Type of Note:	Buffered Enhanced Return Notes Linked to a Select Sector SPDR® Basket due April 28, 2021

Basket:

An approximately equally weighted basket of three SPDR Select Sector exchange traded funds comprised of the Financial Select Sector SPDR® Fund (Bloomberg ticker symbol “XLF”), the Energy Select Sector SPDR® Fund (Bloomberg ticker symbol “XLE”) and the Technology Sector SPDR® Fund (Bloomberg ticker symbol “XLK”)

	Basket Component	Initial Component Weighting	Initial Fund Value	Component Ratio	Initial Basket Value Contribution
	XLF	33.34%	23.89	1.39556300	33.34%
	XLE	33.33%	68.77	0.48465901	33.33%
	XLK	33.33%	54.08	0.61630917	33.33%
				Starting Value	100.00

Principal Amount:	$1,000 per Note

Pricing Date:	April 25, 2017

Issue Date:	April 28, 2017

Valuation Date:	April 21, 2021.

Maturity Date:	April 28, 2021.

Payment at Maturity:

If you hold your Notes to maturity, you will receive (in each case, subject to our credit risk) a cash payment per $1,000 principal amount Note that you hold equal to the product of:

•                  If the Ending Value is equal to or greater than the Starting Value, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Basket Return x Participation Rate)], subject to a maximum return of $1,400.00 per Note

•                  If the Ending Value is less than the Starting Value but the Basket Return is equal to or greater than -10.00%, you will receive a cash payment of $1,000 per $1,000 principal amount Note

•                  If the Basket Return is less than -10.00%, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Basket Return + Buffer Percentage)]

Starting Value:	100.00, set to 100.00 on the Pricing Date

Ending Value:

The value of the Basket on the Valuation Date, which is equal to the sum of the products of (a) the closing price for each Basket Component on such day, (b) the Component Ratio applicable to such Basket Component and (c) the Adjustment Factor applicable to such Basket Component.

PRS-2

Basket Return:

The performance of the Basket from the Starting Value to the Ending Value, calculated as follows:

Ending Value – Starting Value
Starting Value

For the avoidance of doubt, the Basket Return may be a negative value

Participation Rate:	150.00%

Threshold Value:	90.00% of the Starting Value

Buffer Percentage:	10.00%

Capped Value:	$1,400.00 per note (corresponding to a maximum return of 40.00%)

Adjustment Factor:

The “Adjustment Factor” means, for each Basket Component, with respect to one share of the Basket Component (or one unit of any other security for which a closing price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of the Basket Component. See “Additional Terms of the Notes—Anti-dilution Adjustments Relating to the Basket Components; Liquidation Events; Alternate Calculation” below.

Calculation Agent:

Canadian Imperial Bank of Commerce. We may appoint a different calculation agent without your consent and without notifying you.

All determinations made by the Calculation Agent will be at the sole discretion of it, and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the Notes will be rounded at the Calculation Agent’s discretion. The Calculation Agent will have no liability for its determinations.

Trading Day:

A “Trading Day” means a day, as determined by the Calculation Agent, on which the Relevant Stock Exchange and each Related Futures or Options Exchange with respect to each Basket Component or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions.

The “Relevant Stock Exchange” for any Basket Component means the primary exchange or quotation system on which shares (or other applicable securities) of such Basket Component are traded, as determined by the Calculation Agent.

A “Related Futures or Options Exchange” for any Basket Component means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Basket Component.

Business Day:

A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or order to close in New York or Toronto.

No Listing:	The Notes will not be listed on any securities exchange or quotation system.

Clearance and Settlement:	The Depository Trust Company (“DTC”)

PRS-3

Material U.S. Tax Consequences:

By purchasing the Notes, each holder agrees to treat them as prepaid cash-settled derivative contracts for U.S. federal income tax purposes. Assuming this treatment is respected, gain or loss recognized on the Notes should be treated as long-term capital gain or loss if the holder has held the Notes for more than a year. However, if the Internal Revenue Service were successful in asserting an alternative treatment of the Notes, the tax consequences of the ownership and disposition of the Notes might be materially and adversely affected. As described below under “United States Federal Income Tax Considerations,” the U.S. Treasury Department and the Internal Revenue Service released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the Notes should review carefully the section of this Pricing Supplement entitled “United States Federal Income Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Certain Benefit Plan Considerations:	For a discussion of benefit plan investor considerations, please see “Certain U.S. Benefit Plan Investor Considerations” in the accompanying Prospectus.

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.

CUSIP/ISIN:	13605WCV1 / US13605WCV19

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90.00% OF YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

PRS-4

INVESTOR SUITABILITY

The Notes may be suitable for you if:

•                  You fully understand the risks inherent in an investment in the Notes, including the risk of losing up to 90.00% of your initial investment.

•                  You can tolerate a loss of a substantial portion of your initial investment and are willing to make an investment that has downside market risk to the extent that the Basket Return is less than -10.00%.

•                  You do not believe that the value of the Basket will decline from the Starting Value by more than the Buffer Percentage.

•                  You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Basket.

•                  You accept that there may be little or no secondary market for the Notes.

•                  You are willing to forgo interest payments that are paid on conventional interest bearing debt securities.

•                  You accept that the return on the Notes will be capped.

•                  You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•                  You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing up to 90.00% of your initial investment.

•                  You require an investment designed to guarantee a full return of principal at maturity.

•                  You cannot tolerate a loss of a substantial portion of your initial investment and are not willing to make an investment that has downside market risk to the extent that the Basket Return is less than -10.00%.

•                  You believe that the value of the Basket will decline from the Starting Value or that it will not increase sufficiently over the term of the Notes to provide you with your desired return.

•                  You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Basket.

•                  You seek current income from your investment.

•                  You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be a secondary market.

•                  You seek an uncapped return on your investment.

•                  You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to an investment in the Notes.

PRS-5

ADDITIONAL TERMS OF THE NOTES

Canadian Imperial Bank of Commerce will issue the Notes as part of a series of senior unsecured debt securities entitled “Senior Global Medium-Term Notes (Structured Notes),” which is more fully described in the accompanying Prospectus Supplement and Prospectus. Information included in this Pricing Supplement supersedes information in the Prospectus Supplement and Prospectus to the extent that it is different from that information.

Payment at Maturity

In the event that the stated Maturity Date is not a Business Day, then the relevant payment at maturity will be made on the next Business Day (“Following Business Day Convention”).

Market Disruption Events

A “Market Disruption Event” means any of the following events as determined by the Calculation Agent in its sole discretion:

(A)

the occurrence or existence of a material suspension of or limitation imposed on trading by the Relevant Stock Exchange or otherwise relating to the shares (or other applicable securities) of a Basket Component or any successor fund on the Relevant Stock Exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such Relevant Stock Exchange or otherwise;

(B)

the occurrence or existence of a material suspension of or limitation imposed on trading by any Related Futures or Options Exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of a Basket Component or any successor fund on any Related Futures or Options Exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the Related Futures or Options Exchange or otherwise;

(C)

the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of a Basket Component or any successor fund on the Relevant Stock Exchange at any time during the one-hour period that ends at the close of trading on that day;

(D)

the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of a Basket Component or any successor fund on any Related Futures or Options Exchange at any time during the one-hour period that ends at the close of trading on that day;

(E)

the closure of the Relevant Stock Exchange or any Related Futures or Options Exchange with respect to a Basket Component or any successor fund prior to its scheduled closing time unless the earlier closing time is announced by the Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, and (2) the submission deadline for orders to be entered into the Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, system for execution at the close of trading on that day;

(F)	the Relevant Stock Exchange or any Related Futures or Options Exchange with respect to a Basket Component or any successor fund fails to open for trading during its regular trading session; or

(E)

any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this Pricing Supplement.

PRS-6

For purposes of determining whether a Market Disruption Event has occurred:

(1)	“close of trading” means the scheduled closing time of the Relevant Stock Exchange with respect to a Basket Component or any successor fund; and

(2)

the “scheduled closing time” of the Relevant Stock Exchange or any Related Futures or Options Exchange on any Trading Day for a Basket Component or any successor fund means the scheduled weekday closing time of such Relevant Stock Exchange or Related Futures or Options Exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours.

Anti-dilution Adjustments Relating to the Basket Components; Liquidation Events; Alternate Calculation

Anti-dilution Adjustments

The Calculation Agent will adjust the Adjustment Factor for a Basket Component as specified below if any of the events specified below occurs with respect to the Basket Component and the effective date or ex-dividend date, as applicable, for such event is after the Pricing Date and on or prior to the Valuation Date.

The adjustments specified below do not cover all events that could affect a Basket Component, and there may be other events that could affect a Basket Component for which the Calculation Agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the Calculation Agent may, in its sole discretion, make additional adjustments to any terms of the Notes upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, a Basket Component, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the Notes. In addition, the Calculation Agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the Calculation Agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this Pricing Supplement or would not preserve the relative investment risks of the Notes. All determinations made by the Calculation Agent in making any adjustments to the terms of the Notes, including adjustments that are in addition to, or that differ from, those described in this Pricing Supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the Notes, the Calculation Agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on a Basket Component.

For any event described below, the Calculation Agent will not be required to adjust the Adjustment Factor unless the adjustment would result in a change to the Adjustment Factor then in effect of at least 0.10%. The Adjustment Factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

(A)         Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of securities which a holder of one share (or other applicable security) of the Basket Component before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)         Stock Dividends

If a dividend or distribution of shares (or other applicable securities) to which the Notes are linked has been made by the Basket Component ratably to all holders of record of such shares (or other applicable security), then the Adjustment Factor will be adjusted on the ex-dividend date to equal the prior Adjustment Factor plus the product of the prior Adjustment Factor and the number of shares (or other applicable security) of the Basket Component which a holder of one share (or other applicable security) of the Basket Component before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be

PRS-7

made for a distribution for which the number of securities of the Basket Component paid or distributed is based on a fixed cash equivalent value.

(C)         Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then the Adjustment Factor will be adjusted on the ex-dividend date to equal the product of the prior Adjustment Factor and a fraction, the numerator of which is the closing price per share (or other applicable security) of the Basket Component on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of the Basket Component on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

(1)	“extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the Calculation Agent determines, in its sole discretion, is extraordinary or special; and

(2)

“extraordinary dividend amount” with respect to an extraordinary dividend for the securities of the Basket Component will equal the amount per share (or other applicable security) of the Basket Component of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the Calculation Agent in its sole discretion.

A distribution on the securities of the Basket Component described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)	Other Distributions

If the Basket Component declares or makes a distribution to all holders of the shares (or other applicable security) of the Basket Component of any non-cash assets, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the Calculation Agent may, in its sole discretion, make such adjustment (if any) to the Adjustment Factor as it deems appropriate in the circumstances. If the Calculation Agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the Notes that results solely from the applicable event.

(E)	Reorganization Events

If the Basket Component, or any successor fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and the Basket Component is not the surviving entity (a “reorganization event”), then, on or after the date of such event, the Calculation Agent shall, in its sole discretion, make an adjustment to the Adjustment Factor or the method of determining the payment at stated maturity or any other terms of the Notes as the Calculation Agent determines appropriate to account for the economic effect on the Notes of such event, and determine the effective date of that adjustment. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may deem such event a liquidation event (as defined below).

Liquidation Events

If a Basket Component is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the Calculation Agent determines, in its sole discretion, to be comparable to the Basket Component, then, upon the Calculation Agent’s notification of that determination to the trustee and the Bank, any subsequent closing price for such Basket Component will be determined by reference to the closing price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “successor fund”), with such adjustments as the Calculation Agent determines are appropriate to account for the economic effect of such substitution on holders of the Notes.

PRS-8

If the Basket Component undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any closing price of the Basket Component is to be determined and the Calculation Agent determines that no successor fund is available at such time, then the Calculation Agent will, in its discretion, calculate the closing price for the Basket Component on such date by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Basket Component, provided that if the Calculation Agent determines in its discretion that it is not practicable to replicate the Basket Component (including but not limited to the instance in which the underlying index sponsor discontinues publication of the underlying index), then the Calculation Agent will calculate the closing price for the Basket Component in accordance with the formula last used to calculate such closing price before such liquidation event, but using only those securities that were held by the Basket Component immediately prior to such liquidation event without any rebalancing or substitution of such securities following such liquidation event.

If a successor fund is selected or the Calculation Agent calculates the closing price as a substitute for the Basket Component, such successor fund or closing price will be used as a substitute for the Basket Component for all purposes, including for purposes of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, a liquidation event with respect to a Basket Component may adversely affect the value of the Notes.

If any event is both a reorganization event and a liquidation event, such event will be treated as a reorganization event for purposes of the Notes unless the Calculation Agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

Alternate Calculation

If at any time the method of calculating a Basket Component or a successor fund, or an underlying index, is changed in a material respect, or if a Basket Component or a successor fund is in any other way modified so that the Basket Component does not, in the opinion of the Calculation Agent, fairly represent the price of the securities of the Basket Component or such successor fund had such changes or modifications not been made, then the Calculation Agent may, at the close of business in New York City on the date that any closing price is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a closing price of the Basket Component comparable to the Basket Component or such successor fund, as the case may be, as if such changes or modifications had not been made, and calculate the closing price and the payment at stated maturity with reference to such adjusted closing price of the Basket Component or such successor fund, as applicable.

Calculation Agent

The Bank or one of its affiliates will act as Calculation Agent for the Notes and may appoint agents to assist it in the performance of its duties. See “Risk Factors—There Are Potential Conflicts of Interest Between You and the Calculation Agent.” We may appoint a different calculation agent without your consent and without notifying you.

The Calculation Agent will determine the redemption amount you receive at stated maturity. In addition, the Calculation Agent will, among other things:

•	determine whether a Market Disruption Event has occurred;

•	determine if adjustments are required to the closing price of a Basket Component under various circumstances; and

•	if a Basket Component undergoes a liquidation event, select a successor fund (as defined above) or, if no successor fund is available, determine the closing price for such Basket Component.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other

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amounts resulting from any calculation with respect to the Notes will be rounded at the Calculation Agent’s discretion. The Calculation Agent will have no liability for its determinations.

Appointment of Independent Calculation Experts

If a calculation or valuation described above under “— Market Disruption Events” or “—Liquidation Events” contemplated to be made by the Calculation Agent involves the application of material discretion and is not based on information or calculation methodologies compiled or utilized by, or derived from, independent third party sources, the Bank will appoint one or more calculation experts to confirm such calculation or valuation. Such calculation experts will be independent from the Bank and active participants in the financial markets in the relevant jurisdiction in which futures or options contracts on the Basket Components are traded. Calculation experts will not assume any obligation or duty to, or any relationship of agency or trust for or with, the holders of the Notes or the Bank. Holders of the Notes will be entitled to rely on any valuation or calculations made by such calculation experts and such valuations or calculations will (except in the case of manifest error) be final and binding on the Bank, the Calculation Agent and the holders of the Notes. Calculation experts will not be responsible for good faith errors or omissions in the making of any such valuations or calculations. Calculation experts may, with the consent of the Bank, delegate any of their obligations and functions to a third party as they deem appropriate, but acting honestly and reasonably at all times. The valuations and calculations of calculation experts will be made available to the holders of the Notes upon request.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the section “Description of Senior Debt Securities – Events of Default” in the accompanying Prospectus) with respect to the Notes, the amount payable on the Notes will be equal to the Payment at Maturity, calculated as though the date of acceleration were the Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any payments with respect to the Notes in addition to the Payment at Maturity, calculated as set forth in the preceding paragraph.  For more information, see “Description of Senior Debt Securities – Events of Default” beginning on page 9 of the accompanying Prospectus.

Withholding

The Bank or the applicable paying agent will deduct or withhold from a payment on a Note any present or future tax, duty, assessment or other governmental charge that we determine is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a Note will not be increased by any amount to offset such deduction or withholding.

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HYPOTHETICAL PAYMENTS AT MATURITY ON THE NOTES

The following table illustrates the hypothetical total return on the Notes under various circumstances. The “total return” as used in this Pricing Supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis and do not take into account any tax consequences of investing in the Notes. The hypothetical examples below are also based on the following:

•                  Starting Value: 100.00

•                  Buffer Percentage: 10.00%

•                  Participation Rate: 150.00%

•                  Capped Value: $1,400.00 per Note

For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the Notes are subject to issuer credit risk.

Hypothetical Ending Value	Hypothetical Basket Return	Hypothetical Payment at Maturity**		Hypothetical Total Return on Notes
160.00	60.00%	$1,400.00		40.00%
150.00	50.00%	$1,400.00		40.00%
140.00	40.00%	$1,400.00		40.00%
130.00	30.00%	$1,400.00	(1)	40.00%
125.00	25.00%	$1,375.00		37.50%
120.00	20.00%	$1,300.00		30.00%
110.00	10.00%	$1,150.00		15.00%
105.00	5.00%	$1,075.00		7.50%
100.00(2)	0.00%	$1,000.00		0.00%
95.00	-5.00%	$1,000.00		0.00%
90.00(3)	-10.00%	$1,000.00		0.00%
85.00	-15.00%	$950.00		-5.00%
80.00	-20.00%	$900.00		-10.00%
75.00	-25.00%	$850.00		-15.00%
60.00	-40.00%	$700.00		-30.00%
50.00	-50.00%	$600.00		-40.00%
25.00	-75.00%	$350.00		-65.00%
0.00	-100.00%	$100.00		-90.00%

**per $1,000 principal amount Note
(1)           The Payment at Maturity cannot exceed the Capped Value.
(2)           The Starting Value was set to 100.00 on the Pricing Date.
(3)           This is the Threshold Value.

The following hypothetical examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The value of the Basket increases from a Starting Value of 100.00 to an Ending Value of 110.00.

Because the Ending Value is not less than the Starting Value, the investor receives a payment at maturity of $1,150.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Basket Return x Participation Rate)]

$1,000 + [$1,000 x (Basket Return x 150.00%)]

$1,000 + [$1,000 x (10.00% x 150.00%)] = $1,150.00

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The total return on the investment of the Notes is 15.00%.

Example 2: The value of the Basket increases from a Starting Value of 100.00 to an Ending Value of 140.00.

Because the Ending Value is not less than the Starting Value, the investor receives a payment at maturity of $1,400.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Basket Return x Participation Rate)]

$1,000 + [$1,000 x (Basket Return x 150.00%)]

$1,000 + [$1,000 x (40.00% x 150.00%)] = $1,600.00

However, the payment at maturity is limited to $1,400.00 due to the Capped Value.

The total return on the investment of the Notes is 40.00%.

Example 3: The value of the Basket decreases from a Starting Value of 100.00 to an Ending Value of 90.00.

Because the Ending Value is less than the Starting Value but the Basket Return is not less than -10.00%, the investor will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note.

The total return on the investment of the Notes is 0.00%.

Example 4: The value of the Basket decreases from a Starting Value of 100.00 to an Ending Value of 60.00.

Because the Index Return is less than -10.00%, the investor will receive a payment at maturity of $700.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Basket Return + Buffer Percentage)]

$1,000 + [$1,000 x (-40.00% + 10.00%)] = $700.00

The total return on the investment of the Notes is -30.00%.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this Pricing Supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement and “Risk Factors” beginning on page 1 of the accompanying Prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement.

If The Ending Value Is Less Than The Threshold Value, You Will Receive At Maturity Less, And Up To 90.00% Less, Than The Principal Amount Of Your Notes.

We will not repay you a fixed amount on the Notes on the Stated Maturity Date. The Payment at Maturity will depend on the direction of and percentage change in the Ending Value of the Basket relative to the Starting Value, the Capped Value and the other terms of the Notes. Because the value of the Basket will be subject to market fluctuations, the Payment at Maturity you receive may be more or less, and possibly significantly less, than the principal amount of your Notes.

If the Ending Value is less than the Threshold Value, the Payment at Maturity will be reduced by an amount equal to the decline in the value of the Basket to the extent it is below the Threshold Value (expressed as a percentage of the Starting Value). The Threshold Value is 90.00% of the Starting Value. As a result, you may receive less, and up to 90.00% less, than the principal amount per Note at maturity even if the value of the Basket is greater than or equal to the Starting Value or the Threshold Value at certain times during the term of the Notes.

Even if the Ending Value is greater than the Starting Value, the Payment at Maturity may only be slightly greater than the principal amount, and your yield on the Notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Canadian Imperial Bank of Commerce or another issuer with a similar credit rating with the same stated maturity date.

Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Basket Components.

The opportunity to participate in the possible increases in the price of the Basket Components through an investment in the Notes will be limited because the Payment at Maturity will not exceed the Capped Value. Furthermore, the effect of the Participation Rate will be progressively reduced for all Ending Values exceeding the Ending Value at which the Capped Value is reached.

Your Return On The Notes Could Be Less Than If You Owned Shares Of The Basket Components Or The Securities Composing the Underlying Indices.

Your return on the Notes will not reflect the return you would realize if you actually owned shares of the Basket Components, the securities held by the Basket Components or the securities composing the underlying indices. This is in part because the Payment at Maturity will be determined by reference to the Ending Value, which will be calculated by reference to the closing prices of the shares of each Basket Component on the Valuation Date without taking into consideration the value of dividends and other payments paid on the securities composing the underlying indices. In addition, the Payment at Maturity will not be greater than the Capped Value.

An Investment Linked To The Basket Is Different From An Investment Linked To The Index Underlying a Basket Components.

The performance of the shares of a Basket Component may not exactly replicate the performance of the underlying index because the Basket Component may not invest in all of the securities included in the underlying index and because the prices of the Basket Component will reflect transaction costs and fees that are not included in the

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calculation of the underlying index. A Basket Components may also hold securities or derivative financial instruments not included in the underlying index. It is also possible that a Basket Component may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. In addition, because the shares of the Basket Components are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of a Basket Component may differ from the net asset value per share of such Basket Component. As a result, the performance of such Basket Component may not correlate perfectly with the performance of the applicable underlying index, and the return on the Notes based on the performance of the Basket Components will not be the same as the return on securities based on the performance of the underlying indices.

If The Value Of The Basket Changes, The Market Value Of Your Notes May Not Change In The Same Manner.

Your Notes may trade quite differently from the performance of the Basket. Changes in the value of the Basket may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price at Which the Notes may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.

Changes In The Prices Of One Of The Basket Components May Be Offset By Changes In The Prices Of The Other Basket Components.

Basket Components that represent different sectors may not correlate with each other. At a time when the value of a Basket Component representing a particular sector increases, the value of other components representing different sectors may not increase as much or may decline. Therefore, in calculating the value of the Basket, increases in the value of some of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the value of other Basket Components.

Performance amongst the Basket Components comprising the Basket may become highly correlated from time to time, including, but not limited to, a period in which there is a substantial decline in the relevant markets. High correlation during periods of market decline may have a negative impact on the Basket.  The correlation amongst Basket Components comprised in the Basket may change over time.  Any historical trend in correlation amongst the Basket Components is not an indication of such correlation at any time in the future.

No Periodic Interest Will Be Paid On The Notes.

No periodic interest will be paid on the Notes. However, because it is possible that the Notes may be classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid forward contracts, you may be required to accrue interest income over the term of your Notes. See “Certain U.S. Federal Income Tax Considerations.”

Anti-dilution Adjustments Relating To The Shares Of A Basket Component Do Not Address Every Event That Could Affect Such Shares.

An Adjustment Factor, as described herein, will be used to determine the ending price of each Basket Component. The Adjustment Factor will be adjusted by the Calculation Agent for certain events affecting the shares of the Basket Component. However, the Calculation Agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, the value of the Notes may be adversely affected.

The Hypothetical Historical Performance Of The Basket Should Not Be Taken As An Indication Of Its Future Performance.

The closing prices of the Basket Components on the Valuation Date will determine the amount to be paid on the Notes at maturity. The hypothetical historical performance of the Basket, which is based on the historical performance of the Basket Components, does not necessarily give an indication of its future performance. As a

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result, it is impossible to predict whether the Ending Value of the Basket will fall or rise compared to its Starting Value. The value of the Basket will be influenced by complex and interrelated political, economic, financial and other factors.

The Notes Are Not Ordinary Debt Securities.

The Notes have certain investment characteristics that differ from traditional fixed income securities. Specifically, the performance of the Notes will not track the same price movements as traditional interest rate products. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank. A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the above terms of the offering. The Issuer does not make any recommendation as to whether the Notes are a suitable investment for any person.

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To The Basket Components.

In the ordinary course of business, we or our affiliates may have expressed views on expected movements in the Basket Components or their underlying indices, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the Basket Components or their underlying indices may at any time have significantly different views from those of us or our affiliates. For these reasons, you are encouraged to derive information concerning the Basket Components or their underlying indices from multiple sources, and you should not rely solely on views expressed by us or our affiliates. For additional information, see “Information Regarding the Basket Components” in this Pricing Supplement.

The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the value of the Basket over the full term of the Notes, (ii) volatility of the Basket Components and the market’s perception of future volatility of the Basket Components, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on securities included in the Basket Components, (vi) events involving companies included in the Basket Components, (vii) interest rates, (viii) time remaining to maturity and (ix) the Capped Value.

Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive substantially less than 100% of the original issue price if you sell your Notes prior to maturity.

The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which CIBCWM or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by CIBCWM as a result of dealer discounts, mark-ups or other transaction costs.

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The Bank’s Estimated Value Of The Notes Is Lower Than The Original Issue Price (Price To Public) Of The Notes.

The Bank’s estimated value is only an estimate using several factors. The original issue price of the Notes exceeds the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates.

The Bank’s estimated value of the Notes was determined by reference to the Bank’s internal pricing models when the terms of the Notes were set. This estimated value was based on market conditions and other relevant factors existing at that time and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which CIBCWM or any other person would be willing to buy Notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate had an adverse effect on the terms of the Notes and could have an adverse effect on any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

Certain Business And Trading Activities May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes.

We or one or more of our affiliates may engage in trading and other business activities that are not for your account or on your behalf (such as holding or selling of the Notes for our proprietary account or effecting secondary market transactions in the Notes for other customers). These activities may present a conflict between your interest in the Notes and the interests we, or one or more of our affiliates, may have in our or their proprietary account. We and our affiliates may engage in any such activities without regard to the Notes or the effect that such activities may directly or indirectly have on the value of the Notes.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty. In connection with such activities, our economic interests and the economic interests of affiliates of ours may be adverse to your interests as an investor in the Notes. Any of these activities may affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. For additional information regarding our hedging activities, please see “Use of Proceeds and Hedging” in this Pricing Supplement.

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Hedging Activities By The Bank May Negatively Impact Investors In The Notes And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Notes.

The Bank or one or more of our affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Basket Components. The Bank or one or more of our affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Basket Components, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Valuation Date.

Any of these hedging activities may adversely affect the prices of the Basket Components and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank or our affiliates or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank or our affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your Payment at Maturity on the Notes. We will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.

Since this determination by the Calculation Agent will affect the Payment at Maturity on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Additional Terms of the Notes—Appointment of Independent Calculation Experts.”

The Notes Will Not Be Listed On Any Securities Exchange Or Any Inter-Dealer Quotation System; There May Be No Secondary Market For The Notes; Potential Illiquidity Of The Secondary Market; Holding Of The Notes By CIBCWM Or Its Or Our Affiliates And Future Sales.

The Notes are most suitable for purchasing and holding to maturity. The Notes will be new securities for which there is no trading market. The Notes will not be listed on any organized securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the Notes or, if there were to be such a trading or secondary market, that it would be liquid.

Under ordinary market conditions, CIBCWM or any of its affiliates may (but are not obligated to) make a secondary market for the Notes and may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which CIBCWM or any of its affiliates are willing to transact. If none of CIBCWM or any of its affiliates makes a market for the Notes, there will not be a secondary market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any secondary market for the Notes. If a secondary market in the Notes is not developed or maintained, you may not be able to sell your Notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

In addition, the entire principal amount of the Notes being offered may not be purchased by investors in the initial offering, and CIBCWM or one or more of its or our affiliates may agree to purchase any unsold portion. CIBCWM or such affiliate or affiliates intend to hold the Notes, which may affect the supply of the Notes available in any secondary market trading and therefore may adversely affect the price of the Notes in any secondary market trading. If a substantial portion of any Notes held by CIBCWM or its or our affiliates were to be offered for sale following

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this offering, the market price of such Notes could fall, especially if secondary market trading in such Notes is limited or illiquid.

The Notes Are Not Insured By Any Third Parties.

The Notes will be solely our obligations. Neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency or instrumentality of the United States, Canada or any other jurisdiction.

You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Basket Components.

You will not become a holder of shares of a Basket Component or a holder of securities included in the underlying index as a result of owning a Note. You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such shares or securities. You will have no right to receive delivery of any shares or securities at stated maturity or upon automatic call.

An Investment In The Notes Involves Industry Concentration Risk

As described below under “Information Regarding the Basket Components,” the investment objective of each Basket Component is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries within the S&P 500® Index.  The performance of companies in each relevant sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, government regulation and supply and demand for the products and services offered by such companies. Any adverse development in the particular sector tracked by any Basket Component may have a material adverse effect on the securities held in the portfolio of such Basket Component and, as a result, may have a material adverse effect on the price of the Basket Component and the value of the Notes.

Each Basket Component May Not Be Representative Of An Investment In Its Specific Sector.

The Basket Components do not represent a direct investment in any specific sector. The Basket Components consist of securities of companies whose primary lines of business are directly associated with one particular sector or group of industries. As a result, any Basket Component will be influenced by a variety of economic, financial and other factors affecting those companies, some of which may be unrelated to the market and other conditions applicable to the applicable sector. As a result, the performance of a Basket Component may not perfectly correlate with the performance of its specific sector and the value of the Basket Component could decrease even if the performance of its particular sector as a whole increases.

Changes That Affect The Basket Components Or Their Underlying Stocks Or The Underlying Indices May Adversely Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

The investment advisor to the Basket Components, SSgA Funds Management, Inc. ( “SSgA FM”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying indices. Pursuant to its investment strategy or otherwise, SSgA FM may add, delete or substitute the stocks composing each Basket Component. Any of these actions could adversely affect the price of a Basket Component, and, consequently, the value of the Notes. In addition, the publisher of the underlying indices is responsible for calculating and maintaining the underlying index. The underlying index publisher may add, delete or substitute the securities composing the underlying indices or make other methodological changes required by certain corporate events relating to the securities composing the underlying indices. Any of these actions could adversely affect the value of the underlying indices, and, consequently, the price of a Basket Component and the value of the Notes.

While we or our affiliates may from time to time own securities of companies included in the Basket Components, we and our affiliates do not control any company included in any Basket Components, and have not verified any disclosure made by any other company.

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We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components Or The Underlying Indices.

Actions by any company whose securities are included in the Basket Components or the underlying indices may have an adverse effect on the price of its security, the Ending Value and the value of the Notes. These companies will not be involved in the offering of the Notes and will have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the Notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These companies will not be involved with the administration, marketing or trading of the Notes and will have no obligations with respect to the redemption amount to be paid to you at maturity.

We And Our Affiliates Have No Affiliation With The Sponsor Of The Basket Components Or The Publisher Of The Underlying Indices And Have Not Independently Verified Their Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the sponsor of the Basket Components or the publisher of the underlying indices and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the management or calculation of the Basket Components or the underlying indices. We have derived the information about the sponsor of the Basket Components, the Basket Components, the publisher of the underlying indices and the underlying indices contained herein from publicly available information, without independent verification. You, as an investor in the Notes, should make your own investigation into the Basket Components and their sponsor and the underlying indices and their publisher. None of these entities is involved in the offering of the Notes made hereby in any way and has no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of the Notes.

Your Investment is Subject to the Credit Risk of the Bank.

The Notes are senior unsecured debt obligations of the Bank and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying Prospectus and Prospectus Supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of Canadian Imperial Bank of Commerce, except such obligations as may be preferred by operation of law.  Any payment to be made on the Notes, including the return of the Principal Amount at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities – Events of Default” in the Prospectus.

The Indenture does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any securities. We and our affiliates will not pledge or otherwise hold any security for the benefit of holders of the Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any securities we hold as a hedge to the Notes will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

The U.S. Federal Tax Consequences Of An Investment In The Notes Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service. Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the Internal Revenue Service or a court might not agree with the treatment of the Notes as prepaid forward contracts. If the Internal Revenue Service were successful in asserting an alternative treatment of the Notes, the tax consequences of the ownership and disposition of the Notes might be materially and adversely affected. As described below under “United States Federal Income Tax Considerations,” the U.S. Treasury Department and the Internal Revenue Service released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, including the character and timing of income or loss and the degree, if

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any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the Notes should review carefully the section of this Pricing Supplement entitled “Certain U.S. Federal Income Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Notes Will Not Change In The Future.

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the Notes, please read the section entitled “Certain Canadian Federal Income Tax Considerations” in this Pricing Supplement as well as the section entitled “Material Income Tax Consequences—Canadian Taxation” in the accompanying Prospectus March 28, 2017. You should consult your tax advisor with respect to your own particular situation.

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INFORMATION REGARDING THE BASKET

The Basket is designed to allow investors to participate in the percentage changes in the prices of the Basket Components from the Pricing Date to the Valuation Date of the Basket. The Basket Components are described in the section entitled “The Basket Components” below. Each Basket Component was assigned an initial weight on the Pricing Date, as set forth in the table below.

On the Pricing Date, for each Basket Component, the Initial Component Weight, the Initial Fund Value, the Component Ratio and the Initial Basket Value Contribution were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Initial Fund Value(1)	Component Ratio(2)	Initial Basket Value Contribution
Financial Select Sector SPDR® Fund	XLF	33.34	23.89	1.39556300	33.34%
Energy Select Sector SPDR® Fund	XLE	33.33	68.77	0.48465901	33.33%
Technology Sector SPDR® Fund	XLK	33.33	54.08	0.61630917	33.33%
				Starting Value	100.00

(1)          These were the closing prices of the Basket Components on the Pricing Date.

(2)          Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing price of that Basket Component on the Pricing Date and rounded to eight decimal places.

If a Market Disruption Event occurs on the Pricing Date as to any Basket Component, the Calculation Agent will establish the closing price of that Basket Component (the “Basket Component Closing Price”), and thus its Component Ratio, based on the closing price of that Basket Component on the first Market Measure Business Day following the Pricing Date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event occurs for that Basket Component on the Pricing Date and on each day to and including the second scheduled Market Measure Business Day following the Pricing Date, the Calculation Agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the Pricing Date) will estimate the Basket Component Closing Price, and thus the applicable Component Ratio, in a manner that the Calculation Agent considers commercially reasonable. The final term sheet will provide the Basket Component Closing Price, a brief statement of the facts relating to the establishment of the Basket Component Closing Price (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

The Component Ratios will not be revised subsequent to their determination on the Pricing Date, except that the Calculation Agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the Calculation Agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

On the Valuation Date, the Calculation Agent will calculate the Ending Value of the Basket by summing the products of (a) the closing prices for each Basket Component on such day, (b) the Component Ratio applicable to such Basket Component and (c) the Adjustment Factor applicable to such Basket Component. The value of the Basket will vary based on the increase or decrease in the prices of each Basket Component. Any increase in the price of a Basket Component (assuming no change in the price of the other Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the price of a Basket Component (assuming no change in the price of the other Basket Components) will result in a decrease in the value of the Basket.

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If, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on the Valuation Date or (ii) the Valuation Date is determined by the Calculation Agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise, the Calculation Agent will determine the closing prices of the Basket Components for such Valuation Date, and as a result, the Ending Value, as follows:

•                  The closing price of each Basket Component that is not an Affected Basket Component will be its closing price on such Valuation Date.

•                  The closing price of each Basket Component that is an Affected Basket Component for the Valuation Date will be determined (or, if not determinable, estimated) by the Calculation Agent in a commercially reasonable manner.

“Market Measure Business Day” means a day on which (1) the New York Stock Exchange Arca or any successor to the foregoing exchange is open for trading and (2) the Basket Components or any successor thereto is calculated and published.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in “Additional Terms of the Notes—Market Disruption Events.”

While actual historical information on the Basket did not exist before the Pricing Date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2007 through April 25, 2017.  The graph is based upon actual daily historical prices of the Basket Components, hypothetical Component Ratios based on the closing prices of the Basket Components as of December 31, 2006, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the Notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the Notes.

Hypothetical Historical Performance of the Basket

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INFORMATION REGARDING THE BASKET COMPONENTS

The Financial Select Sector SPDR® Fund

All disclosures contained in this Pricing Supplement regarding the Financial Select SPDR® Fund (the “XLF Fund”) or the underlying index have been derived from publicly available information without independent verification.  This information reflects the policies of, and is subject to change by, the Select Sector SPDR® Trust (the “Trust”), a registered investment company, and SSgA Funds Management, Inc. (“SSgA FM”). The XLF Fund is an exchange-traded fund managed by the Trust. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at www.sec.gov. For additional information regarding the Trust or the XLF Fund, please see the XLF Fund’s prospectus. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly disseminated documents and the Trust website at http://www.sectorspdrs.com. None of us, the Calculation Agent or any of our affiliates makes any representation that such publicly available documents or any other publicly available information regarding the Fund is accurate or complete.

General

The XLF Fund is an investment portfolio managed by SSgA FM, the investment adviser to the XLF Fund. The XLF Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XLF.”

The Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the XLF Fund. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index (as defined below). The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. The Select Sector Indices upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index. It is possible that this XLF Fund may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

Investment Objective

The XLF Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the financial services sector, as represented by the underlying index. For more information about the underlying index, please see “The Financial Select Sector Index” below.

Holdings Information

As of April 24, 2017, the XLF Fund included 67 holdings. The following table summarizes the XLF Fund’s top holdings in individual securities as of that date.

Top Holdings in Individual Securities as of April 24, 2017

Security	Percentage of Total Holdings
Berkshire Hathaway Inc. Class B	10.83%
JPMorgan Chase & Co.	10.76%
Wells Fargo & Company	8.31%
Bank of America Corporation	8.15%
Citigroup Inc.	5.66%
Goldman Sachs Group Inc.	2.85%
U.S. Bancorp	2.83%
Chubb Limited	2.19%
Morgan Stanley	2.15%
American Express Company	2.10%

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The information above was compiled from the Trust website, without independent verification. Information contained in the Trust website is not incorporated by reference in, and should not be considered a part of, this document.

Replication

The XLF Fund employs a replication strategy in seeking to track the performance of the underlying index, which means that the XLF Fund typically invests in substantially all of the securities represented in such index in approximately the same proportions as such index. Under normal market conditions, the XLF Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising such index. The XLF Fund will provide shareholders with at least 60 days’ notice prior to any material change in this 95% investment policy. In addition, the XLF Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). The Board of Trustees of the Trust may change the XLF Fund’s investment strategy and certain other policies without shareholder approval.

There may, however, be instances where SSgA FM will utilize a sampling strategy. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the Financial Select Sector Index, outside of the underlying index and derivatives, that have a similar investment profile as the underlying index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities.

Correlation

The underlying index is a theoretical financial calculation, while the XLF Fund is an actual investment portfolio. The performance of the XLF Fund’s return may not match or achieve a high degree of correlation with the return of the underlying index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Disclaimer

“S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. (“McGraw-Hill”). The securities are not sponsored, endorsed, sold, or promoted by S&P, McGraw-Hill, the Trust, or SSgA FM. S&P, McGraw-Hill, the Trust, and SSgA FM make no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the Securities. S&P, McGraw-Hill, the Trust, and SSgA FM have no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The Financial Select Sector Index

We have derived all information contained in this document regarding the Financial Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC.

In July 2012, McGraw-Hill, the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, formed a new joint venture, S&P Dow Jones Indices LLC, which owns the S&P Indices business and the Dow Jones Indexes business, including the Select Sector Indices.

The constituents included in the Select Sector Indices are selected by the Index Compilation Agent in consultation with S&P Dow Jones Indices LLC from the universe of companies represented by the S&P 500® Index. The composition and weighting of the components included in the Select Sector Indices can be expected to differ from the composition and weighting of components included in any similar S&P 500® sector index that is published and disseminated by S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC acts as the index calculation agent in connection with the calculation and dissemination of the Select Sector Indices. S&P Dow Jones Indices LLC’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of

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the S&P 500® Index which is determined, composed and calculated by S&P Dow Jones Indices LLC without regard to the Index Compilation Agent.

The Financial Select Sector Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the financial services sector. Companies in the Financial Select Sector Index include a wide array of diversified financial services firms whose business lines range from investment management to commercial and business banking. The Financial Select Sector Index is one of the eleven Select Sector sub-indices of the S&P 500® Index, each of which we refer to as a “Select Sector Index.”

Construction and Maintenance

The Select Sector Indices are developed, maintained and calculated in accordance with the following criteria:

•                  Each of the component stocks in the Select Sector Indices (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•                  Each stock in the S&P 500® Index is allocated to at least one of the Select Sector Indices.

•                  S&P Dow Jones Indices, LLC assigns index constituents to a Select Sector Index based on the constituent’s classification under the Global Industry Classification Standard (“GICS®”).

•                  The Select Sector Indices are calculated using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P 500® Index. The daily calculation of a Select Sector Index is computed by dividing the total market value of the companies in that Select Sector Index by a number called the index divisor.

•                  The Select Sector Indices are calculated using a modified “market capitalization” methodology subject to a capping methodology that implements Internal Revenue Code diversification requirements that are applicable to exchange-traded funds. For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures:

1.	The rebalancing reference date is two business days prior to the last calculation day of March, June, September and December.
2.

With prices reflected on the rebalancing reference date, and membership, shares outstanding, AWF (capping factor) and IWFs as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as defined below.

3.

The Select Sector Indices are first evaluated based on their companies’ modified market capitalization weights to ensure none of the indices breach the maximum allowable limits defined in rules 4 and 7 below. If a Select Sector Index breaches any of the allowable limits, the companies are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and IWF’s as of the rebalancing effective date.

4.

If any company has a weight greater than 24%, that company has its float-adjusted market capitalization weight capped at 23%. The cap is set to 23% to allow for a 2% buffer. This buffer is needed to ensure that no company exceeds 25% as of the quarter end diversification requirement date.

5.	All excess weight is equally redistributed to all uncapped companies within the relevant Select Sector Capped Index.
6.	After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.
7.	The sum of the companies with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.
8.

If the rule in step 7 is breached, all the companies are ranked in descending order of their float-adjusted market capitalization weights and the first company that causes the 50% limit to be breached is

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identified. The weight of this company is, then, reduced to 4.6%.
9.	This excess weight is equally redistributed to all companies with weights below 4.6%. This process is repeated iteratively until step 7 is satisfied.
10.

Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

Historical Data

We obtained the closing prices listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the price of the XLF Fund at any time from Bloomberg under the symbol “XLF” or from the Select Sector SPDR® Fund’s website at www.sectorspdr.com. No information contained on the Select Sector SPDR® Fund’s website is incorporated by reference into this Pricing Supplement.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of the XLF Fund should not be taken as an indication of future performance, and no assurances can be given as to the ending price of the XLF Fund. We cannot give you assurance that the performance of the XLF Fund will result in any positive return on your initial investment.

The following graph sets forth daily closing prices of the XLF Fund for the period from January 1, 2007 to April 25, 2017. The closing price on April 25, 2017 was $23.89.

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the XLF Fund for each quarter in the period from January 1, 2007 through March 31, 2017.

	High	Low	Last
2007
First Quarter	30.82	28.26	28.93
Second Quarter	30.87	28.66	29.38
Third Quarter	29.89	26.03	27.87
Fourth Quarter	29.14	22.97	23.49
2008
First Quarter	24.10	19.04	20.19
Second Quarter	22.50	16.45	16.45
Third Quarter	18.42	13.94	16.15
Fourth Quarter	16.78	7.62	10.17
2009

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First Quarter	10.28	5.02	7.15
Second Quarter	10.57	7.36	9.70
Third Quarter	12.46	9.01	12.13
Fourth Quarter	12.77	11.38	11.69
2010
First Quarter	13.01	11.09	12.95
Second Quarter	13.84	11.21	11.21
Third Quarter	12.25	10.91	11.65
Fourth Quarter	13.00	11.65	12.95
2011
First Quarter	13.95	12.91	13.31
Second Quarter	13.55	11.96	12.46
Third Quarter	12.72	9.39	9.59
Fourth Quarter	11.41	9.16	10.56
2012
First Quarter	12.97	10.80	12.83
Second Quarter	12.93	10.85	11.88
Third Quarter	13.22	11.54	12.66
Fourth Quarter	13.56	12.30	13.31
2013
First Quarter	14.98	13.68	14.79
Second Quarter	16.38	14.48	15.79
Third Quarter	16.95	15.79	16.16
Fourth Quarter	17.75	15.89	17.75
2014
First Quarter	18.25	16.67	18.14
Second Quarter	18.60	17.28	18.47
Third Quarter	19.33	17.99	18.81
Fourth Quarter	20.33	17.90	20.08
2015
First Quarter	20.08	18.68	19.58
Second Quarter	20.52	19.56	19.80
Third Quarter	20.77	18.09	18.40
Fourth Quarter	23.75	18.41	19.35
2016
First Quarter	19.05	15.96	18.27
Second Quarter	19.37	17.42	18.56
Third Quarter	19.95	18.19	19.30
Fourth Quarter	23.75	19.21	23.25
2017
First Quarter	25.24	22.95	23.73
Second Quarter through April 25, 2017	23.89	22.90	23.89

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The Energy Select Sector SPDR® Fund

All disclosures contained in this Pricing Supplement regarding the Energy Select Sector SPDR® Fund (the “XLE Fund”) or the underlying index have been derived from publicly available information without independent verification.  This information reflects the policies of, and is subject to change by, the Select Sector SPDR® Trust (the “Trust”), a registered investment company, and SSgA Funds Management, Inc. (“SSgA FM”). The XLE Fund is an exchange-traded fund managed by the Trust. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at www.sec.gov. For additional information regarding the Trust or the XLE Fund, please see the XLE Fund’s prospectus. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly disseminated documents and the Trust website at http://www.sectorspdrs.com. None of us, the Calculation Agent or any of our affiliates makes any representation that such publicly available documents or any other publicly available information regarding the XLE Fund is accurate or complete.

General

The XLE Fund is an investment portfolio managed by SSgA FM, the investment adviser to the XLE Fund. The XLE Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XLE.”

The Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the XLE Fund. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index (as defined below). The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. The Select Sector Indices upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index. It is possible that this XLE Fund may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

Investment Objective

The XLE Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the oil, gas & consumable fuels and energy equipment & services industries, as represented by the underlying index. For more information about the underlying index, please see “The Energy Select Sector Index” below.

Holdings Information

As of April 24, 2017, the XLE Fund included 36 holdings. The following table summarizes the XLE Fund’s top holdings in individual securities as of that date.

Top Holdings in Individual Securities as of April 24, 2017

Security	Percentage of Total Holdings
Exxon Mobile Corporation	23.38%
Chevron Corp	15.53%
Schlumberger NV	8.03%
ConocoPhillips	4.64%
EOG Resources Inc.	4.24%
Occidental Petroleum Corporation	3.73%
Halliburton Company	3.19%
Kinder Morgan Inc Class P	3.12%
Phillips 66	2.71%
Anadarko Petroleum Corporation	2.63%

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The information above was compiled from the Trust website, without independent verification. Information contained in the Trust website is not incorporated by reference in, and should not be considered a part of, this document.

Replication

The XLE Fund employs a replication strategy in seeking to track the performance of the underlying index, which means that the XLE Fund typically invests in substantially all of the securities represented in such index in approximately the same proportions as such index. Under normal market conditions, the XLE Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising such index. The XLE Fund will provide shareholders with at least 60 days’ notice prior to any material change in this 95% investment policy. In addition, the XLE Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). The Board of Trustees of the Trust may change the XLE Fund’s investment strategy and certain other policies without shareholder approval.

There may, however, be instances where SSgA FM will utilize a sampling strategy. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the Energy Select Sector Index, outside of the underlying index and derivatives, that have a similar investment profile as the underlying index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities.

Correlation

The underlying index is a theoretical financial calculation, while the XLE Fund is an actual investment portfolio. The performance of the XLE Fund’s return may not match or achieve a high degree of correlation with the return of the underlying index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Disclaimer

“S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. (“McGraw-Hill”). The Notes are not sponsored, endorsed, sold, or promoted by S&P, McGraw-Hill, the Trust, or SSgA FM. S&P, McGraw-Hill, the Trust, and SSgA FM make no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. S&P, McGraw-Hill, the Trust, and SSgA FM have no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The Energy Select Sector Index

We have derived all information contained in this document regarding the Energy Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC.

In July 2012, McGraw-Hill, the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, formed a new joint venture, S&P Dow Jones Indices LLC, which owns the S&P Indices business and the Dow Jones Indexes business, including the Select Sector Indices.

The constituents included in the Select Sector Indices are selected by the Index Compilation Agent in consultation with S&P Dow Jones Indices LLC from the universe of companies represented by the S&P 500® Index. The composition and weighting of the components included in the Select Sector Indices can be expected to differ from the composition and weighting of components included in any similar S&P 500® sector index that is published and disseminated by S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC acts as the index calculation agent in connection with the calculation and dissemination of the Select Sector Indices. S&P Dow Jones Indices LLC’s only

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relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P Dow Jones Indices LLC without regard to the Index Compilation Agent.

The Energy Select Sector Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy products. Companies in the Energy Select Sector Index develop and produce crude oil and natural gas and provide drilling and other energy related services. The Energy Select Sector Index is one of the eleven Select Sector sub-indices of the S&P 500® Index, each of which we refer to as a “Select Sector Index.”

Construction and Maintenance

The Select Sector Indices are developed, maintained and calculated in accordance with the following criteria:

•                  Each of the component stocks in the Select Sector Indices (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•                  Each stock in the S&P 500® Index is allocated to at least one of the Select Sector Indices.

•                  S&P Dow Jones Indices, LLC assigns index constituents to a Select Sector Index based on the constituent’s classification under the Global Industry Classification Standard (“GICS®”).

•                  The Select Sector Indices are calculated using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P 500® Index. The daily calculation of a Select Sector Index is computed by dividing the total market value of the companies in that Select Sector Index by a number called the index divisor.

•                  The Select Sector Indices are calculated using a modified “market capitalization” methodology subject to a capping methodology that implements Internal Revenue Code diversification requirements that are applicable to exchange-traded funds. For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures:

1.	The rebalancing reference date is two business days prior to the last calculation day of March, June, September and December.
2.

With prices reflected on the rebalancing reference date, and membership, shares outstanding, AWF (capping factor) and IWFs as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as defined below.

3.

The Select Sector Indices are first evaluated based on their companies’ modified market capitalization weights to ensure none of the indices breach the maximum allowable limits defined in rules 4 and 7 below. If a Select Sector Index breaches any of the allowable limits, the companies are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and IWF’s as of the rebalancing effective date.

4.

If any company has a weight greater than 24%, that company has its float-adjusted market capitalization weight capped at 23%. The cap is set to 23% to allow for a 2% buffer. This buffer is needed to ensure that no company exceeds 25% as of the quarter end diversification requirement date.

5.	All excess weight is equally redistributed to all uncapped companies within the relevant Select Sector Capped Index.
6.	After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.
7.	The sum of the companies with weight greater than 4.8% cannot exceed 50% of the total index weight.

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These caps are set to allow for a buffer below the 5% limit.
8.

If the rule in step 7 is breached, all the companies are ranked in descending order of their float-adjusted market capitalization weights and the first company that causes the 50% limit to be breached is identified. The weight of this company is, then, reduced to 4.6%.

9.	This excess weight is equally redistributed to all companies with weights below 4.6%. This process is repeated iteratively until step 7 is satisfied.
10.

Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

Historical Data

We obtained the closing prices listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the price of the XLE Fund at any time from Bloomberg under the symbol “XLE” or from the Select Sector SPDR® Fund’s website at www.sectorspdr.com. No information contained on the Select Sector SPDR® Fund’s website is incorporated by reference into this Pricing Supplement.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of the XLE Fund should not be taken as an indication of future performance, and no assurances can be given as to the ending price of the XLE Fund. We cannot give you assurance that the performance of the XLE Fund will result in any positive return on your initial investment.

The following graph sets forth daily closing prices of the XLE Fund for the period from January 1, 2007 to April 25, 2017. The closing price on April 25, 2017 was $68.77.

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the XLE Fund for each quarter in the period from January 1, 2007 through March 31, 2017.

	High	Low	Last
2007
First Quarter	61.12	54.06	60.28
Second Quarter	71.14	60.87	68.99
Third Quarter	75.70	65.10	74.80
Fourth Quarter	80.55	70.70	79.35
2008

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First Quarter	80.44	66.95	74.06
Second Quarter	90.39	75.45	88.48
Third Quarter	88.85	59.65	63.30
Fourth Quarter	62.26	39.96	47.77
2009
First Quarter	51.89	38.12	42.46
Second Quarter	54.03	43.36	48.05
Third Quarter	55.89	44.52	53.92
Fourth Quarter	59.76	51.97	57.01
2010
First Quarter	60.30	53.74	57.52
Second Quarter	62.09	49.68	49.68
Third Quarter	56.31	49.38	56.06
Fourth Quarter	68.25	56.10	68.25
2011
First Quarter	80.01	67.79	79.75
Second Quarter	80.48	70.93	75.35
Third Quarter	79.73	58.51	58.51
Fourth Quarter	73.04	56.52	69.13
2012
First Quarter	76.23	69.44	71.75
Second Quarter	72.45	61.99	66.37
Third Quarter	76.57	64.96	73.44
Fourth Quarter	75.02	68.56	71.42
2013
First Quarter	80.02	72.86	79.31
Second Quarter	83.28	74.08	78.30
Third Quarter	85.33	78.86	82.91
Fourth Quarter	88.51	81.87	88.51
2014
First Quarter	89.06	81.89	89.06
Second Quarter	101.29	88.45	100.10
Third Quarter	100.58	90.62	90.62
Fourth Quarter	88.77	73.36	79.16
2015
First Quarter	82.29	72.86	77.58
Second Quarter	82.94	74.64	75.16
Third Quarter	74.54	59.22	61.20
Fourth Quarter	71.40	58.79	60.32
2016
First Quarter	63.76	51.77	61.89
Second Quarter	69.55	60.20	68.24
Third Quarter	71.84	65.16	70.61
Fourth Quarter	77.83	67.77	75.32
2017
First Quarter	76.17	68.24	69.90
Second Quarter through April 25, 2017	70.90	67.79	68.77

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The Technology Select Sector SPDR® Fund

All disclosures contained in this Pricing Supplement regarding the Technology Select Sector SPDR® Fund (the “XLK Fund”) or the underlying index have been derived from publicly available information without independent verification.  This information reflects the policies of, and is subject to change by, the Select Sector SPDR® Trust (the “Trust”), a registered investment company, and SSgA Funds Management, Inc. (“SSgA FM”). The XLK Fund is an exchange-traded fund managed by the Trust. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at www.sec.gov. For additional information regarding the Trust or the XLK Fund, please see the XLK Fund’s prospectus. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly disseminated documents and the Trust website at http://www.sectorspdrs.com. None of us, the Calculation Agent or any of our affiliates makes any representation that such publicly available documents or any other publicly available information regarding the XLK Fund is accurate or complete.

General

The XLK Fund is an investment portfolio managed by SSgA FM, the investment adviser to the XLK Fund. The XLK Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XLK.”

The Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the XLK Fund. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index (as defined below). The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. The Select Sector Indices upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index. It is possible that this XLK Fund may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

Investment Objective

The XLK Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the technology industries including computers & peripherals; software; diversified telecommunication services; communications equipment; semiconductor & semiconductor equipment; internet software & services; IT services; wireless telecommunication services; electronic equipment & instruments; and office electronics, as represented by the underlying index. For more information about the underlying index, please see “The Technology Select Sector Index” below.

Holdings Information

As of April 24, 2017, the XLK Fund included 75 holdings. The following table summarizes the XLK Fund’s top holdings in individual securities as of that date.

Top Holdings in Individual Securities as of April 24, 2017

Security	Percentage of Total Holdings
Apple Inc.	14.96%
Microsoft Corporation	10.36%
Facebook Inc. Class A	6.80%
Alphabet Inc. Class A	5.19%
Alphabet Inc. Class C	5.06%
AT&T Inc.	4.88%
Intel Corporation	3.46%
Visa Inc. Class A	3.40%
Cisco Systems Inc.	3.32%
Verizon Communications Inc.	3.15%

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The information above was compiled from the Trust website, without independent verification. Information contained in the Trust website is not incorporated by reference in, and should not be considered a part of, this document.

Replication

The XLK Fund employs a replication strategy in seeking to track the performance of the underlying index, which means that the XLK Fund typically invests in substantially all of the securities represented in such index in approximately the same proportions as such index. Under normal market conditions, the XLK Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising such index. The XLK Fund will provide shareholders with at least 60 days’ notice prior to any material change in this 95% investment policy. In addition, the XLK Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). The Board of Trustees of the Trust may change the XLK Fund’s investment strategy and certain other policies without shareholder approval.

There may, however, be instances where SSgA FM will utilize a sampling strategy. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the Technology Select Sector Index, outside of the underlying index and derivatives, that have a similar investment profile as the underlying index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities.

Correlation

The underlying index is a theoretical financial calculation, while the XLK Fund is an actual investment portfolio. The performance of the XLK Fund’s return may not match or achieve a high degree of correlation with the return of the underlying index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Disclaimer

“S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. (“McGraw-Hill”). The Notes are not sponsored, endorsed, sold, or promoted by S&P, McGraw-Hill, the Trust, or SSgA FM. S&P, McGraw-Hill, the Trust, and SSgA FM make no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. S&P, McGraw-Hill, the Trust, and SSgA FM have no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The Technology Select Sector Index

We have derived all information contained in this document regarding the Technology Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC.

In July 2012, McGraw-Hill, the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, formed a new joint venture, S&P Dow Jones Indices LLC, which owns the S&P Indices business and the Dow Jones Indexes business, including the Select Sector Indices.

The constituents included in the Select Sector Indices are selected by the Index Compilation Agent in consultation with S&P Dow Jones Indices LLC from the universe of companies represented by the S&P 500® Index. The composition and weighting of the components included in the Select Sector Indices can be expected to differ from the composition and weighting of components included in any similar S&P 500® sector index that is published and disseminated by S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC acts as the index calculation agent in

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connection with the calculation and dissemination of the Select Sector Indices. S&P Dow Jones Indices LLC’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P Dow Jones Indices LLC without regard to the Index Compilation Agent.

The Technology Select Sector Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in technology industries including computers & peripherals; software; diversified telecommunication services; communications equipment; semiconductor & semiconductor equipment; internet software & services; IT services; wireless telecommunication services; electronic equipment & instruments; and office electronics. The Technology Select Sector Index is one of the eleven Select Sector sub-indices of the S&P 500® Index, each of which we refer to as a “Select Sector Index.”

Construction and Maintenance

The Select Sector Indices are developed, maintained and calculated in accordance with the following criteria:

•                  Each of the component stocks in the Select Sector Indices (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•                  Each stock in the S&P 500® Index is allocated to at least one of the Select Sector Indices.

•                  S&P Dow Jones Indices, LLC assigns index constituents to a Select Sector Index based on the constituent’s classification under the Global Industry Classification Standard (“GICS®”).

•                  The Select Sector Indices are calculated using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P 500® Index. The daily calculation of a Select Sector Index is computed by dividing the total market value of the companies in that Select Sector Index by a number called the index divisor.

•                  The Select Sector Indices are calculated using a modified “market capitalization” methodology subject to a capping methodology that implements Internal Revenue Code diversification requirements that are applicable to exchange-traded funds. For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures:

1.	The rebalancing reference date is two business days prior to the last calculation day of March, June, September and December.
2.

With prices reflected on the rebalancing reference date, and membership, shares outstanding, AWF (capping factor) and IWFs as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as defined below.

3.

The Select Sector Indices are first evaluated based on their companies’ modified market capitalization weights to ensure none of the indices breach the maximum allowable limits defined in rules 4 and 7 below. If a Select Sector Index breaches any of the allowable limits, the companies are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and IWF’s as of the rebalancing effective date.

4.

If any company has a weight greater than 24%, that company has its float-adjusted market capitalization weight capped at 23%. The cap is set to 23% to allow for a 2% buffer. This buffer is needed to ensure that no company exceeds 25% as of the quarter end diversification requirement date.

5.	All excess weight is equally redistributed to all uncapped companies within the relevant Select Sector Capped Index.
6.	After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.
7.	The sum of the companies with weight greater than 4.8% cannot exceed 50% of the total index weight.

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These caps are set to allow for a buffer below the 5% limit.
8.

If the rule in step 7 is breached, all the companies are ranked in descending order of their float-adjusted market capitalization weights and the first company that causes the 50% limit to be breached is identified. The weight of this company is, then, reduced to 4.6%.

9.	This excess weight is equally redistributed to all companies with weights below 4.6%. This process is repeated iteratively until step 7 is satisfied.
10.

Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

Historical Data

We obtained the closing prices listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the price of the XLK Fund at any time from Bloomberg under the symbol “XLK” or from the Select Sector SPDR® Fund’s website at www.sectorspdr.com. No information contained on the Select Sector SPDR® Fund’s website is incorporated by reference into this Pricing Supplement.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of the XLK Fund should not be taken as an indication of future performance, and no assurances can be given as to the ending price of the XLK Fund. We cannot give you assurance that the performance of the XLK Fund will result in any positive return on your initial investment.

The following graph sets forth daily closing prices of the XLK Fund for the period from January 1, 2007 to April 25, 2017. The closing price on April 25, 2017 was $54.08.

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the XLK Fund for each quarter in the period from January 1, 2007 through March 31, 2017.

	High	Low	Last
2007
First Quarter	24.02	22.64	23.32
Second Quarter	25.85	23.44	25.60
Third Quarter	27.09	24.59	26.97
Fourth Quarter	28.40	25.24	26.66
2008

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First Quarter	26.16	21.78	22.40
Second Quarter	25.50	22.50	22.91
Third Quarter	23.73	19.00	19.85
Fourth Quarter	19.67	13.19	15.41
2009
First Quarter	16.31	13.22	15.62
Second Quarter	18.43	16.06	18.21
Third Quarter	20.92	17.34	20.87
Fourth Quarter	23.13	20.25	22.93
2010
First Quarter	23.27	20.86	23.10
Second Quarter	24.08	20.40	20.40
Third Quarter	23.16	20.29	23.02
Fourth Quarter	25.28	22.84	25.19
2011
First Quarter	27.04	24.68	26.06
Second Quarter	26.83	24.45	25.70
Third Quarter	26.77	22.52	23.60
Fourth Quarter	26.51	23.07	25.45
2012
First Quarter	30.43	25.81	30.16
Second Quarter	30.48	27.20	28.73
Third Quarter	31.66	27.90	30.83
Fourth Quarter	31.05	27.62	28.85
2013
First Quarter	30.45	29.21	30.27
Second Quarter	32.20	29.31	30.59
Third Quarter	32.81	30.75	32.04
Fourth Quarter	35.74	31.53	35.74
2014
First Quarter	36.65	34.09	36.35
Second Quarter	38.42	35.20	38.35
Third Quarter	40.60	38.42	39.90
Fourth Quarter	42.49	37.21	41.35
2015
First Quarter	43.43	39.90	41.44
Second Quarter	43.78	41.36	41.40
Third Quarter	43.67	37.70	39.50
Fourth Quarter	44.57	39.52	42.83
2016
First Quarter	44.45	38.73	44.36
Second Quarter	44.70	41.43	43.37
Third Quarter	47.91	43.15	47.78
Fourth Quarter	49.17	46.02	48.36
2017
First Quarter	53.43	48.79	53.31
Second Quarter through April 25, 2017	54.08	52.37	54.08

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USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying Prospectus Supplement and the Prospectus and to hedge market risks of the Bank associated with its obligation to pay the Principal Amount at maturity of the Notes.

We may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the Basket Components and/or securities underlying the Basket Components, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we could receive substantial returns from these hedging activities while the value of the Notes declines.

We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity. The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Additional Risk Factors – The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” and “Additional Risk Factors – Certain Business and Trading Activities May Create Conflicts with Your Interests and Could Potentially Adversely Affect the Value of the Notes” in this Pricing Supplement.

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THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the Notes set forth on the cover of this Pricing Supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s Estimated Value Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes was determined when the terms of the Notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

The Bank’s estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risk Factors—The Bank’s Estimated Value of the Notes is Lower Than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement.

PRS-39

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion in the section called “Material Income Tax Consequences—United States Taxation” in the accompanying Prospectus, and is subject to the limitations and exceptions set forth therein. Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying Prospectus.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the Notes. This summary applies only to holders that acquire their Notes in this offering for a price equal to the principal amount, which we understand will be at par, and hold such Notes as capital assets, within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This summary does not apply to any holder that is subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns the notes as part of a straddle or a hedging or conversion transaction for tax purposes,

•	a person that purchases or sells the notes as part of a wash sale for tax purposes,

•	a regulated investment company or real estate investment trust,

•	a U.S. holder (as defined in the accompanying Prospectus) whose functional currency for tax purposes is not the U.S. dollar,

•	a U.S. holder subject to the alternative minimum tax, or

•	U.S. expatriates.

This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. This discussion also does not purport to be a complete analysis of all tax considerations relating to the Notes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

If a partnership holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes if you are a partner in a partnership holding the Notes.

PRS-40

General

We will not attempt to ascertain whether any of the issuers of the shares that constitute the underlying Basket Components (the shares hereafter referred to as “Underlying Shares”) should be treated as a passive foreign investment company within the meaning of section 1297 of the Code (a “PFIC”). If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder upon the sale, exchange or retirement of the Notes. Potential investors considering an investment in the Notes should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of Underlying Shares and consult their tax advisers regarding the possible consequences to them if any issuer of Underlying Shares is or becomes a PFIC.

As the law applicable to the U.S. federal taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes.

In the opinion of our counsel, Mayer Brown LLP, it would be generally reasonable to treat the Notes as prepaid cash-settled derivative contracts. The terms of the Notes will provide that you agree to treat the Notes in this manner for all U.S. federal income tax purposes.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.

Tax Consequences to U.S. Holders

Subject to the discussion below of Section 1260 of the Code, if you are a U.S. holder, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in the Notes will be equal to the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for securities of a U.S. holder who acquires the securities upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the securities. If the securities are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date.

The constructive ownership rules of Section 1260 of the Code could possibly apply to securities that have a term in excess of one year and reference a “pass-thru entity” (as defined in Section 1260(c)(2) of the Code). Examples of “pass-thru entities” include (but are not limited to) regulated investment companies (e.g., most exchange-traded funds), real estate investment trusts, passive foreign investment companies and partnerships. It is not entirely clear how Section 1260 applies to a Basket Component that is wholly or partially comprised of “pass-thru entities.” We generally do not intend to make an inquiry as to whether a Basket Component contains any “pass-thru entities”, and it is possible that securities for which a Basket Component contains a “pass-thru entity” could be wholly or partially subject to Section 1260 of the Code. If the Notes were subject to Section 1260 of the Code, then, among other consequences, all or a portion of any long-term capital gain that you realize upon the sale, redemption or stated maturity of the Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized amount) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of interests in the Basket Component on the date that you purchased the Notes and sold those interests on the date of the sale, redemption or stated maturity of the Notes. It is not clear how this computation would be made if a Basket Component is partially comprised of “pass-thru entities.” Accordingly, if a Basket Component contains a “pass-thru entity,” you should consult your tax advisor about the potential application of Section 1260 of the Code to the Notes.

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Possible Alternative Tax Treatments of an Investment in the Notes

As noted above, there is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.

The U.S. Treasury Department and the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. The notice also states that the Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is not clear whether the Notes would be viewed as similar to instruments discussed in such notice, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Similarly, the Internal Revenue Service might assert, and a possible alternative treatment with respect to the Notes would be, to treat the Notes as a single debt instrument. Such a debt instrument may be subject to the special tax rules governing contingent payment debt instruments.

If the Notes are subject to such special rules applicable to contingent payment debt instruments, the amount of interest U.S. holders are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes and applying rules similar to those for accruing “original issue discount” or OID on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. A projected payment schedule with respect to a Note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that Note equal to the comparable yield. This projected payment schedule will consist of the principal amount, any noncontingent payments provided under the terms of the Note, and a projection for tax purposes of each contingent payment. These rules could possibly have the effect of requiring U.S. holders to include amounts in income in respect of the Notes prior to receipt of cash attributable to that income. In addition to accruing interest income in accordance with the comparable yield, a U.S. holder will be required to make adjustments if the actual amounts that holder receives in any taxable year differs from the projected payment schedule. These rules could possibly have the effect of requiring U.S. holders to include amounts in income in respect of the Notes prior to receipt of cash attributable to that income.

U.S. holders will recognize gain or loss on the sale, redemption or maturity of Notes treated as contingent payment debt instruments in an amount equal to the difference, if any, between the amount of cash received at that time and their adjusted basis in the Notes. The application of these rules could reduce or eliminate any amounts treated as long-term capital gains.  In general, a U.S. holder’s adjusted basis in such Notes will equal the amount the holder paid for the Notes, increased by the amount of interest that was previously accrued with respect to the Notes. Any such gain will generally be ordinary income and any such loss that will generally be ordinary loss to the extent the interest included as income in the current or previous taxable years, and thereafter will be capital loss.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the Notes may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. A non-U.S. holder (or financial institution holding the Notes on behalf of the non-U.S. holder) that provides the applicable withholding agent with the appropriate Internal Revenue Service Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules

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are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders.

For information regarding backup withholding and information reporting considerations with respect to the Notes, please see the discussion under “Material Income Tax Consequences—United States Taxation—U.S. Backup Withholding and Information Reporting” in the accompanying Prospectus.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a security that is not a partnership or other entity treated as a partnership and is not a U.S. holder. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes, provided that the payment is not effectively connected with your conduct of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the notes or their settlement at maturity may be subject to U.S. federal income tax if you are a nonresident alien individual and are present in the U.S. for 183 days or more during the taxable year of the settlement at maturity, sale or exchange and certain other conditions are satisfied.

If you are engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, sale or exchange of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.), you generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if you were a U.S. holder as described under the heading “—U.S. Holders,” above. In addition, non-U.S. holders that are foreign corporations, may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of their earnings and profits that are withdrawn from the U.S. for the taxable year that are effectively connected with their conduct of a trade or business in the U.S., subject to certain adjustments.

Notwithstanding the above, if we determine that there is a material risk that we will be required to withhold on any payments on the Notes, we may withhold on any such payment to a non-U.S. holder at a 30% rate, unless such non-U.S. holder has provided to us (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If we elect to withhold and such non-U.S. holder has provided us with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, we may nevertheless withhold up to 30% on any payments if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (such equities and indices, “U.S. Underlying Equities”). Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined upon issuance, based on tests set forth in the applicable Treasury regulations (a “Specified Security”). Specifically, and subject to the 2017 exemption described in the next paragraph, Section 871(m) will apply if, at issuance, a financial instrument either meets (i) a “delta” test, if it is a “simple” contract, or (ii) a “substantial equivalence” test, if it is a “complex” contract. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations as well as securities that track such indices.

The U.S. Treasury Department and the IRS have issued regulations under Section 871(m) would exempt financial instruments issued in 2017 that are not “delta-one.” Based on the terms of the Notes and representations provided by

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us, our counsel is of the opinion that the Notes should not be “delta-one” transactions within the meaning of the regulations and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to the Fund, you could be subject to withholding tax or income tax liability under Section 871(m) even if the Notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. Additionally, as discussed above, the Internal Revenue Service has indicated that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax. Prospective non-U.S. holders of the Notes should consult their own tax advisors in this regard.

The gross estate of a non-U.S. holder domiciled outside the United States includes only property situated in the United States. A security may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the security at the time of his or her death. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

Additional Information for Investors

For information regarding the applicability of FATCA to the Notes, please see the discussion under “Material Income Tax Consequences—United States Taxation—Recent Legislative Developments” in the accompanying Prospectus. FATCA may impose a 30% withholding tax on payments of gross proceeds from the sale, exchange or redemption of property that gives rise to U.S.-source dividends or interest. The Internal Revenue Service recently announced in published guidance its intent to amend the regulations to extend the effective date of withholding on gross proceeds to 1 January 2019. Similarly, the Internal Revenue Service announced its intention to delay the effective date of withholding tax on “foreign passthru payments” to the later of 1 January 2019 or the date of publication of final U.S. Treasury regulations defining such term.

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CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable at the date hereof to an investor who acquires beneficial ownership of a Note pursuant to this Pricing Supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the investor disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from the Bank for distribution to other registered broker-dealers or will offer the Notes directly to investors.

Notes sold by CIBCWM to the public will initially be offered at the price to public set forth on the cover page of this Pricing Supplement. CIBCWM intends to purchase each of the Notes from the Bank at a purchase price equal to the price to public net of a commission of 4.50% of the Principal Amount of such Notes. Any Notes sold by CIBCWM to securities dealers may be sold at an agreed discount to the price to public. The price to public for Notes purchased by certain fee-based advisory accounts may vary between 95.50% and 100.00% of the face amount of the Notes. Any sale of a Note to a fee-based advisory account at a price to public below 95.50% of the face amount will reduce the agent’s commission specified on the cover page of this Pricing Supplement with respect to such Note. The price to public paid by any fee-based advisory account will be reduced by the amount of any fees assessed by the securities dealer or dealers involved in the sale of the Notes to such advisory account but not by more than 4.50% of the face amount of the Notes. If all of the offered Notes are not sold at the price to public, CIBCWM may change the offering price and the other selling terms. In addition to offers and sales at the price to public, CIBCWM may offer the Notes from time to time for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

The Bank owns, directly or indirectly, all of the outstanding equity securities of CIBCWM.  In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The Bank may use this Pricing Supplement in the initial sale of the Notes.  In addition, CIBCWM or another of the Bank’s affiliates may use this Pricing Supplement in market-making transactions in any notes after their initial sale.  Unless CIBCWM or we inform you otherwise in the confirmation of sale, this Pricing Supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying Prospectus Supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

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VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada), and subject to any bail-in conversion requirements under the Canada Deposit Insurance Corporation Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated February 27, 2017, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the indenture and issued and sold as contemplated by the Prospectus Supplement and the Prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated February 27, 2017, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

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